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                                                                      Exhibit 99

                                   [GRAPHIC]
                                   TELEMUNDO

FOR IMMEDIATE RELEASE                             Contact:  Vincent L. Sadusky
November 8, 2001                                            305-889-7068


             TELEMUNDO HOLDINGS, INC. ANNOUNCES NOTES EXCHANGE OFFER
--------------------------------------------------------------------------------

Miami, FL - Telemundo Holdings, Inc. announced today an offer to exchange up to $293,991,000 principal amount at maturity of its registered Series D 11 1/2% Senior Discount Notes due 2008 (the exchange notes) for its outstanding Series A, B and C 11 1/2% Senior Discount Notes due 2008 (the old notes). The exchange offer will expire at 5:00 p.m. EST on Friday, December 7, 2001, unless Telemundo Holdings, in its sole discretion, decides to extend the exchange offer.

Telemundo Holdings stated in its Form S-4 Registration Statement filed November 1, 2001, that it entered into a registration rights agreement on August 10, 2001 with the initial purchasers of the unregistered Series C 11 1/2% Senior Discount Notes due 2008 to file a registration statement under the Securities Act, providing for this exchange offer. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

The exchange agent for the exchange offer is The Bank of New York, 20 Broad Street, Lower Level, New York, New York 10005. Information may also be obtained by calling (914) 747-8445.

Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of the industries served by Telemundo Holdings, Inc., which can be affected by factors outside of the control of Telemundo Holdings; the general economy; the demand for Telemundo Holdings' products and services; and the amount of debt Telemundo Holdings must service. This list of factors is not intended to be exhaustive. Additional information concerning the relevant risk factors can be found in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Telemundo Holdings. All forward-looking statements made in this press release are expressly qualified by reference to disclosure in that Registration Statement.

Telemundo, the fastest growing U.S. Spanish-language television network, reaches 88% of Hispanic viewers. Telemundo Communications Group, Inc. owns and operates ten U.S. full-power UHF stations serving the seven largest Hispanic markets, and also owns and operates the leading full-power television station and related production facilities in Puerto Rico. Telemundo Communications Group is owned by Sony Pictures Entertainment, Liberty Media, BV Capital, Bastion Capital, TLMD LLC and Council Tree Communications.

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